OSG                                                                                                                               Press Release

Overseas Shipholding Group, Inc.

For Immediate Release
Jennifer L. Schlueter, VP Corporate Communications
OSG Ship Management, Inc.
Telephone: +1 212 578 1634
Email: jschlueter@osg.com

OSG ANNOUNCES CONTRACTS TO BUILD FOUR 44-METER BEAM AFRAMAX TANKERS

New York, NY - March 29, 2006 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing energy transportation services, today announced that it will build four, 114,000 dwt 44-meter beam Aframax tankers at the New Times Shipbuilding Co., Ltd. shipyard based in Jinjiang, China. The vessels, scheduled for delivery in 2008 and 2009, will increase OSG's Aframax fleet to 21 tankers serving customers in the Atlantic basin, and will operate in the Aframax International (AI) pool. The tankers will be built using the new Common Structural Rules (CSR) recently established by IACS for all tankers and bulk carriers ordered after April 1, 2006. Among other design upgrades, the new rules set forth stricter hull strength requirements and technical criteria of double hull tankers that had previously differed by each classification society. OSG has agreed to pay approximately $58 million for each of the high specification tankers.

The new tankers will add 456,000 deadweight tons to the Company's fleet, bringing its total owned, operated and newbuild fleet to 113 vessels, aggregating 12,652,837 dwt and 864,800 cbm. OSG co-founded and co-manages the AI pool which holds the number two market position worldwide with a combined fleet of 42 Aframax tankers.

Additionally, the Company announced its intention to sell two of its older Aframax tankers. By replacing the older tonnage with newer, more efficient vessels, OSG will benefit from increased revenue and lower vessel operating expenses.

Mats Berglund, head of OSG's Crude Transportation Strategic Business unit stated, "The newbuild price we were able to negotiate was significantly less than the $75 million rates being quoted in the market today for less efficient vessels that are not CSR compliant. After the sale of the older tankers, our marginal investment will more than double the commercial life of the vessels. Furthermore, the new ships are faster, have a larger carrying capacity and shallower draft than the vessels we intend to sell."

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with an owned, operated and newbuild fleet of 113 vessels, aggregating 12.7 million dwt and 864,800 cbm. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, the Company is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in New York, Athens, London, Manila, Newcastle and Singapore. More information is available at www.osg.com.

# # #